MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (“Agreement”) is effective as of the 1st day of
August, 2009 by and between AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC., a Maryland corporation and registered investment company (the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation
(the “Investment Manager”).
WHEREAS, a majority of those members of the Board of Directors of the Company
(collectively, the “Board of Directors”, and each individually a “Director”)
who are not “interested persons” as defined in Investment Company Act
(hereinafter referred to as the “Independent Directors”), during its most recent annual evaluation of the terms of the Agreement pursuant to Section 15(c) of the Investment Company Act, has approved the continuance of the Agreement as it relates to each series of shares of the Company set forth on Schedule B attached hereto (the “Funds”).

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:
1. Investment Management Services. The Investment Manager shall supervise the investments of each Fund. In such capacity, the Investment
Manager shall maintain a continuous investment program for each such Fund, determine what securities shall be purchased or sold by each Fund, secure and evaluate such information as it deems proper and take whatever action is necessary or convenient to perform its functions, including the placing of purchase and sale orders.

2. Compliance with Laws. All functions undertaken by the Investment
Manager hereunder shall at all times conform to, and be in accordance with, any requirements imposed by:
(a) the Investment Company Act and any rules and regulations promulgated thereunder;
(b) any other applicable provisions of law;
(c) the Articles of Incorporation of the Company as amended
from time to time;
(d) the By-Laws of the Company as amended from time to time;
(e) the Multiple Class Plan; and
(f) the registration statement(s) of the Company, as amended from time to time, filed under the Securities Act of 1933 and the
Investment Company Act.

3. Board Supervision. All of the functions undertaken by the
Investment Manager hereunder shall at all times be subject to the direction of the Board of Directors, its executive committee, or any committee or officers of the Company acting under the authority of the Board of Directors.

4. Payment of Expenses.  The Investment Manager will pay all the expenses of each class of each Fund that it shall manage, other than interest, taxes, brokerage commissions, portfolio insurance, extraordinary expenses, the fees and expenses of the Independent Directors
(including counsel fees), and expenses incurred in connection with the provision of shareholder services and distribution services under a plan adopted pursuant to Rule 12b-1 under the Investment Company Act. The Investment
Manager will provide the Company with all physical facilities and personnel required to carry on the business of each class of each Fund that it shall manage, including but not limited to office space, office furniture, fixtures and equipment, office supplies, computer hardware and software and salaried and hourly paid personnel. The Investment Manager may at its expense employ others to provide all or any part of such facilities and personnel.

5. Account Fees.  The Board of Directors may impose fees for various account services, proceeds of which may be remitted to the appropriate
Fund or the Investment Manager at the discretion of the Board of Directors.
At least 60 days’ prior written notice of the intent to impose such fee must be given to the shareholders of the affected series.
6. Management Fees.
(a) In consideration of the services provided by the Investment
Manager, each class of a Fund shall pay to the Investment Manager a management fee that is calculated as described in this Section

6 using the fee schedules described herein.
(b) Definitions
(1) An “Investment Team” is the Portfolio Managers that the
Investment Manager has designated to manage a given portfolio.
(2) An “Investment Strategy” is the processes and policies
implemented by the Investment Manager for pursuing a particular investment objective managed by an Investment Team.
(3) A “Primary Strategy Portfolio” is each Fund, as well as
any other series of any other registered investment company for which the Investment Manager serves as the investment manager and for which American Century Investment Services, Inc. serves as the distributor; provided, however, that a registered investment company that invests its assets exclusively in the shares of other registered investment companies shall not be a Primary
Strategy Portfolio. Any exceptions to the above requirements shall be approved by the Board of Directors.
(4) A “Secondary Strategy Portfolio” is another account managed by the Investment Manager that is managed by the same Investment Team as that assigned to manage any Primary Strategy Portfolio that shares the same board of directors or board of trustees as the Company. Any exceptions to this requirement shall be approved by the Board of
Directors.
(5) An “Investment Category” for a Fund is the group to which the Fund is assigned for determining the first component of its management fee. Each Primary Strategy Portfolio is assigned to one of the three
Investment Categories indicated below. The Investment Category assignments for the Funds appear in Schedule B to this Agreement. The amount of assets in each of the Investment Categories (“Investment Category Assets”)
is determined as follows:
a) Money Market Fund Category Assets.  The assets which are used to determine the fee for this Investment Category is the sum of the assets of all of the Primary Strategy Portfolios and Secondary Strategy
Portfolios that invest primarily in debt securities and are subject to Rule 2a-7 under the Investment Company Act.
b) Bond Fund Category Assets. The assets which are used to
determine the fee for this Investment Category is the sum the assets of all of the Primary Strategy Portfolios and Secondary Strategy
Portfolios that invest primarily in debt securities and are not subject to Rule 2a-7 under the Investment Company Act.
c) Equity Fund Category Assets.  The assets which are used
to determine the fee for this Investment Category is the sum the assets of all of the Primary Strategy Portfolios and Secondary
Strategy Portfolios that invest primarily in equity securities.
(6) The “Per Annum Investment Category Fee Dollar Amount”
for a Fund is the dollar amount resulting from applying the applicable
Investment Category Fee Schedule for the Fund (as shown on Schedule A)
using the applicable Investment Category Assets.
(7) The “Per Annum Investment Category Fee Rate” for Fund is the
percentage rate that results from dividing the Per Annum Investment
Category Fee Dollar Amount for the Fund by the applicable Investment
Category Assets for the Fund.
(8) The “Complex Assets” is the sum of the assets in all of the
Primary Strategy Portfolios.
(9) The “Per Annum Complex Fee Dollar Amount” for a class of a
Fund shall be the dollar amount resulting from application of the
Complex Assets to the Complex Fee Schedule for the class as shown in Schedule C.
(10) The “Per Annum Complex Fee Rate” for a class of a Fund is the percentage rate that results from dividing the Per Annum Complex
Fee Dollar Amount for the class of a Fund by the Complex Assets.
(11) The “Per Annum Management Fee Rate” for a class of a Fund is the sum of the Per Annum Investment Category Fee Rate applicable to the Fund and the Per Annum Complex Fee Rate applicable to the class of the Fund.
(c) Daily Management Fee Calculation.  For each calendar day, each class of each Fund shall accrue a fee calculated by multiplying the
Per Annum Management Fee Rate for that class times the net assets of the class on that day, and further dividing that product by 365
(366 in leap years).
(d) Monthly Management Fee Payment. On the first business day of each month, each class of each series Fund shall pay the management fee to the Investment Manager for the previous month. The fee for the previous month shall be the sum of the Daily Management Fee
Calculations for each calendar day in the previous month.
(e) Additional Series or Classes. In the event that the Board of Directors shall determine to issue any additional series of shares for which it is proposed that the Investment Manager serve as investment manager, the Company and the Investment Manager shall enter into an Addendum to this Agreement setting forth the name of the series and/or classes, as appropriate, the Applicable Fee and such other terms and conditions as are applicable to the management of such series and/or classes, or, in the alternative, enter into a separate management agreement that relates specifically to such series or classes of shares.

7. Continuation of Agreement.  This Agreement shall become effective for each Fund as of the date first set forth above and shall continue in effect for each Fund until August 1, 2010, unless sooner terminated as hereinafter provided, and shall continue in effect from year to year thereafter for each Fund only as long as such continuance is specifically approved at least annually (i) by either the Board of Directors or by the vote of a majority of the outstanding voting securities of such Fund, and (ii) by the vote of a majority of the Directors, who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.
The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than 90 days prior to August 1st of each applicable year, notwithstanding the fact that more than 365 days may have elapsed since the date on which such approval was last given.

8. Termination.  This Agreement may be terminated, with respect to any Fund, by the Investment Manager at any time without penalty upon giving the Company 60 days’ written notice, and may be terminated, with respect to any Fund, at any time without penalty by the Board of
Directors or by vote of a majority of the outstanding voting securities of such Fund on 60 days’ written notice to the Investment Manager.

9. Effect of Assignment.  This Agreement shall automatically terminate with respect to any Fund in the event of its assignment by the Investment Manager.  The term “assignment” for this purpose having the meaning defined in Section 2(a)(4) of the Investment
Company Act.

10. Other Activities.  Nothing herein shall be deemed to limit or restrict the right of the Investment Manager, or the right of any of its officers, directors or employees (who may also be a Director, officer or employee of the Company), to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

11. Standard of Care.  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of the Investment Manager, it, as an inducement to it to enter into this Agreement, shall not be subject to liability to the Company or to any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

12. Separate Agreement.  The parties hereto acknowledge that certain provisions of the Investment Company Act, in effect, treat each series of shares of a registered investment company as a separate investment company. Accordingly, the parties hereto hereby acknowledge and agree that, to the extent deemed appropriate and consistent with the Investment Company Act, this Agreement shall be deemed to constitute a separate agreement between the Investment Manager and each Fund.

13. Use of the Name “American Century”.  The name “American Century”
and all rights to the use of the name “American Century” are the exclusive property of American Century Proprietary Holdings, Inc. (“ACPH”).
ACPH has consented to, and granted a non-exclusive license for, the use by the Company of the name “American Century” in the name of the Company and any Fund.  Such consent and non-exclusive license may be revoked by
ACPH in its discretion if ACPH, the Investment Manager, or a subsidiary or affiliate of either of them is not employed as the investment adviser of each Fund.  In the event of such revocation, the Company and each Fund using the name “American Century” shall cease using the name
“American Century” unless otherwise consented to by ACPH or any successor to its interest in such name.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the day and year first written above.

AMERICAN CENTURY  AMERICAN CENTURY STRATEGIC
INVESTMENT MANAGEMENT, INC. VARIABLE PORTFOLIOS II, INC.

/s/David H. Reinmiller  /s/Charles A. Etherington
David H. Reinmiller  Charles A. Etherington
Vice President    Senior Vice President

Schedule A

Investment Category Fee Schedules

Money Market Funds
     Schedule
Category Assets   1      2         3          4
First $1 billion 0.25%    0.27%    0.35% 0.23%
Next  $1 billion 0.21%    0.23%    0.31% 0.19%
Next  $3 billion 0.17%    0.19%    0.27% 0.15%
Next  $5 billion 0.15%    0.17%    0.25% 0.13%
Next  $15 billion 0.14%    0.16%    0.24% 0.12%
Next  $25 billion 0.14%    0.16%    0.24% 0.12%
Thereafter  0.14%    0.16%    0.24% 0.12%

Bond Funds

                                       Schedule
Category Assets   1  2 3  4  5   6   7   8  9
First $1 billion 0.28% 0.31% 0.36% 0.61% 0.41% 0.66% 0.38% 0.46% 0.44%
Next  $1 billion 0.23% 0.26% 0.31% 0.56% 0.36% 0.61% 0.33% 0.41% 0.39%
Next  $3 billion 0.20% 0.23% 0.28% 0.53% 0.33% 0.58% 0.30% 0.38% 0.36%
Next  $5 billion 0.18% 0.21% 0.26% 0.51% 0.31% 0.56% 0.28% 0.36% 0.34%
Next  $15 billion 0.17% 0.20% 0.25% 0.50% 0.30% 0.55% 0.27% 0.35% 0.33%
Next  $25 billion 0.16% 0.19% 0.24% 0.49% 0.29% 0.54% 0.26% 0.34% 0.32%
Thereafter  0.16% 0.19% 0.24% 0.49% 0.29% 0.54% 0.26% 0.34% 0.32%

Equity Funds
     Schedule

Category Assets   1  2  3  4  5  6  7
First $1 billion 0.52% 0.72% 1.23% 0.87% 1.00% 1.15% 1.30%
Next  $5 billion 0.46% 0.66% 1.17% 0.81% 0.94% 1.09% 1.24%
Next  $15 billion 0.42% 0.62% 1.13% 0.77% 0.90% 1.05% 1.20%
Next  $25 billion 0.37% 0.57% 1.08% 0.72% 0.85% 1.00% 1.15%
Next  $50 billion 0.34% 0.54% 1.05% 0.69% 0.82% 0.97% 1.12%
Next  $150 billion 0.34% 0.54% 1.05% 0.69% 0.82% 0.97% 1.12%
Thereafter  0.34% 0.54% 1.05% 0.69% 0.82% 0.97% 1.12%

Schedule B

Investment Category Assignments

American Century Variable Portfolios II, Inc.

Series   Category Applicable Fee Schedule Number
VP Inflation
Protection Fund  Bond Funds 1

Schedule C

Complex Fee Schedules

Complex Assets  Fee Rate
First $2.5 billion 0.31%
Next  $7.5 billion 0.30%
Next  $15.0 billion 0.30%
Next  $25.0 billion 0.30%
Next  $25.0 billion 0.29%
Next  $25.0 billion 0.28%
Next  $25.0 billion 0.27%
Next  $25.0 billion 0.27%
Next  $25.0 billion 0.26%
Next  $25.0 billion 0.26%
Thereafter  0.25%

Series   Class  Class
   I II
VP Inflation
Protection Fund  Yes Yes